WEST PENN FUNDING LLC
           Statement of Income
         (Thousands of Dollars)


                                         Three Months   Six Months
                                            Ended          Ended
                                         June 30,2000   June 30,2000

OPERATING REVENUES:
Intangible transition charges               $23,056        $48,561
Interest income                                  97            249
Total Operating Revenues                     23,153         48,810

OPERATING EXPENSES:
Amortization of intangible transition pro    12,481         27,214
Interest on transition bonds                 10,190         20,407
Amortization of debt issuance costs             285            545
Administrative and general expense              334            670
Total Operating Expenses                     23,290         48,836

Operating Income                               (137)           (26)

Federal and state income taxes                  (58)           (10)

NET INCOME                                     ($79)          ($16)


See accompanying notes to financial statements.



          WEST PENN FUNDING LLC
      Statement of Member's Equity
         (Thousands of Dollars)


                                                        June 30,2000

Member's equity at January 1                                  $3,031

Net income                                                       (16)
Investment from member                                            14

Member's equity at June 30                                    $3,029


See accompanying notes to financial statements.



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